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                                   EXHIBIT 99

                        REPORT OF PREDECESSOR ACCOUNTANT
                             ON FINANCIAL STATEMENTS


Board of Directors
First Federal Savings and Loan Association
Alpena, Michigan


We have audited the accompanying consolidated statements of financial condition of FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION and subsidiary as of December 31, 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION and subsidiary at December 31, 1999, and the results of their operations and cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


/s/ Straley, Ilsley & Lamp P.C.
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February 14, 2000
Alpena, Michigan
























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